Exhibit 99.1

FOR IMMEDIATE RELEASE

February 7, 2007

THE WALT DISNEY COMPANY REPORTS HIGHER

FIRST QUARTER EARNINGS AND STRONG SEGMENT

OPERATING INCOME GROWTH

•	EPS for the quarter increased to $0.79 from $0.37 in the prior-year quarter

•

EPS for the current and prior-year quarter benefited from net gains related to dispositions totaling $0.29 and $0.02, respectively. Excluding these items, EPS increased 43% to $0.50 from $0.35 in the prior-year quarter

•	Growth for the quarter reflected record operating results at Studio Entertainment and strong performance at Media Networks

BURBANK, Calif. – The Walt Disney Company today reported earnings for the first quarter ended December 30, 2006. Diluted earnings per share (EPS) for the quarter increased to $0.79, compared to $0.37 in the prior-year quarter.

Results for the current quarter included gains on sales of our interests in E! Entertainment and Us Weekly totaling $1.1 billion and an equity-based compensation plan modification charge of $48 million associated with the planned ABC Radio transaction. Results for the prior-year quarter included gains on sales of a Spanish cable equity investment and Discover Magazine totaling $70 million. Collectively, these items increased EPS for the current and prior-year quarter by $0.29 and $0.02, respectively. Excluding these items, EPS increased 43% to $0.50 from $0.35 in the prior-year quarter.

“I am very pleased to report such strong quarterly earnings to kick off 2007,” said Bob Iger, president and chief executive officer of The Walt Disney Company. “These results are particularly gratifying given the great year we had in 2006 and are another clear sign our strategy is driving growth and creating shareholder value.”

SUMMARY RESULTS

The following table summarizes the first quarter results for fiscal 2007 and 2006 (in millions, except per share amounts):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005	Change
Revenues	$9,725	$8,854	10%
Segment operating income (1)	$1,994	$1,379	45%
Net income	$1,701	$734	>100%
Diluted EPS	$0.79	$0.37	>100%
Cash provided by operations	$516	$579	(11)%
Free cash flow (1)	$271	$376	(28)%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.

Results for the current quarter included the net favorable impact of the items summarized in the following table (in millions, except per share amounts):

Favorable/(unfavorable) impact	Quarter ended December 30, 2006
	Pre-Tax	Net Income	Diluted EPS
Gain on sale of equity investment in E! Entertainment Television	$780	$487	$0.23
Gain on sale of equity investment in Us Weekly	272	170	0.08
Equity-based compensation plan modification charge	(48)	(30)	(0.01)

Total(2)	$1,004	$627	$0.29

(2)	Total diluted earnings per share impact does not equal the sum of the column due to rounding.

These items are discussed in more detail in the “Other Financial Information” section that follows below.

SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for fiscal 2007 and 2006 (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005	Change
Revenues:
Media Networks	$3,911	$3,674	6%
Parks and Resorts	2,489	2,402	4%
Studio Entertainment	2,633	2,045	29%
Consumer Products	692	733	(6)%

	$9,725	$8,854	10%

Segment operating income:
Media Networks	$750	$606	24%
Parks and Resorts	405	375	8%
Studio Entertainment	604	128	>100%
Consumer Products	235	270	(13)%

	$1,994	$1,379	45%

Media Networks

Media Networks revenues for the quarter increased 6% to $3.9 billion and segment operating income increased 24% to $750 million. The following table provides further detail of Media Networks results (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005	Change
Revenues:
Cable Networks	$2,092	$1,865	12%
Broadcasting	1,819	1,809	1%

	$3,911	$3,674	6%

Segment operating income:
Cable Networks	$453	$372	22%
Broadcasting	297	234	27%

	$750	$606	24%

Cable Networks

Operating income at Cable Networks increased $81 million to $453 million for the quarter, driven by increases at the international Disney Channels and domestic Disney/ABC cable networks. The increase at the international Disney Channels was primarily due to subscriber growth while the increase at the domestic cable networks was driven by DVD sales of High School Musical and higher affiliate and advertising revenues.

At ESPN, increases in affiliate revenue, primarily due to contractual rate increases, and advertising revenue, driven by higher advertising sales from Monday Night Football (MNF) compared to Sunday Night Football in the prior-year quarter, were more than offset by higher programming costs associated with MNF and higher revenue deferrals related to programming commitments. Revenue deferrals for the quarter increased by $60 million compared to the prior-year quarter due to annual programming commitments in new affiliate contract provisions. The deferred revenues are expected to be recognized in the second half of the fiscal year.

Broadcasting

Operating income at Broadcasting increased $63 million to $297 million for the quarter due to the absence of MNF at the ABC Television Network, higher political advertising revenues at the owned television stations, and strong international and DVD sales of Touchstone Television series led by the hit dramas Grey’s Anatomy and Lost. These increases were partially offset by higher programming and production costs, including higher write-offs, and increased costs associated with the Disney branded mobile phone service.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 4% to $2.5 billion and segment operating income increased 8% to $405 million. Segment operating income growth reflected an increase at Walt Disney World, partially offset by declines at Hong Kong Disneyland and the Disneyland Resort.

Operating income growth at Walt Disney World was due to increased guest spending driven by higher average ticket prices and increased attendance, partially offset by higher operating costs. Costs benefited from lower pension and post-retirement medical costs.

The decreases at Hong Kong Disneyland and the Disneyland Resort were primarily due to lower attendance and guest spending. Lower results at the Disneyland Resort reflected the success of the 50th Anniversary Celebration in the prior-year quarter.

Studio Entertainment

Studio Entertainment revenues for the quarter increased 29% to $2.6 billion and segment operating income increased from $128 million to $604 million. Segment operating income growth was due to significantly higher unit sales at worldwide home entertainment, partially offset by lower results in worldwide theatrical motion picture distribution.

The successful home entertainment releases of Pirates of the Caribbean: Dead Man’s Chest, Disney/Pixar’s Cars, and Little Mermaid Platinum Release drove the increased DVD unit sales compared to the prior-year quarter, which included Cinderella Platinum Release, Miyazaki’s Howl’s Moving Castle, and Herbie: Fully Loaded.

The decrease in worldwide theatrical motion picture distribution reflected the performance of current quarter titles including Déjà Vu and Santa Clause 3 compared to the strong performance of The Chronicles of Narnia: The Lion, the Witch and the Wardrobe in the prior-year quarter.

Consumer Products

Consumer Products revenues for the quarter decreased 6% to $692 million and segment operating income decreased 13% to $235 million.

The decrease in segment operating income for the quarter was primarily due to lower contractual minimum guarantee revenues and a decline in revenues from self-published titles at Buena Vista Games, partially offset by higher earned royalties across multiple licensing product categories, led by the strong performance of Cars and Pirates of the Caribbean merchandise. Lower revenues from self-published titles at Buena Vista Games reflected stronger performing titles in the prior-year quarter, which included the release of titles based on The Chronicles of Narnia: The Lion, The Witch and The Wardrobe and Chicken Little.

OTHER FINANCIAL INFORMATION

Gains on sales of equity investments and business

On November 21, 2006, in connection with the execution of new long-term agreements for the provision of programming to cable service provider Comcast Corporation (Comcast), the Company sold its 39.5% interest in E! Entertainment Television to Comcast (which owned the remainder of the interest in E!) for $1.2 billion, which resulted in a pre-tax gain of $780 million ($487 million after-tax).

On October 2, 2006, the Company sold its 50% stake in Us Weekly for $300 million, which resulted in a gain of $272 million ($170 million after-tax).

Net Interest Expense

Net interest expense is as follows (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005
Interest expense	$(188)	$(181)
Interest and investment income	31	18

Net interest expense	$(157)	$(163)

Income Taxes

The effective income tax rate for the quarter increased to 37.6% from 36.4% in the prior-year quarter. The increase was primarily due to a reduction in the benefits from an exclusion of certain foreign source income. This exclusion was repealed on a phase-out basis as part of the American Jobs Creation Act of 2004. No exclusion will be available for transactions originating after the first quarter of fiscal 2007.

Cash Flow

Cash provided by operations and free cash flow are detailed below (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005	Change
Cash provided by operations	$516	$579	$(63)
Investments in parks, resorts and other property	(245)	(203)	(42)

Free cash flow (1)	$271	$376	$(105)

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows below.

Cash provided by operations decreased by $63 million to $516 million as higher earnings and lower NFL payments were more than offset by working capital timing. Receivables increased significantly during the quarter driven by the strong DVD sales at Studio Entertainment. We expect to collect a substantial amount of these receivables in the second quarter of fiscal 2007.

Capital Expenditures and Depreciation Expense

Investments in parks, resorts and other property by segment are as follows (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005
Media Networks	$30	$23
Parks and Resorts:
Domestic	117	94
International	62	66

Total Parks and Resorts	179	160

Studio Entertainment	19	9
Consumer Products	6	2
Corporate	11	9

Total investments in parks, resorts and other property	$245	$203

Depreciation expense is as follows (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005
Media Networks
Cable Networks	$20	$20
Broadcasting	25	25

Total Media Networks	45	45

Parks and Resorts
Domestic	199	209
International	74	68

Total Parks and Resorts	273	277

Studio Entertainment	11	5
Consumer Products	5	5
Corporate	33	34

Total depreciation expense	$367	$366

Share Repurchases

During the first quarter of fiscal 2007, the Company repurchased 29 million shares for $957 million. As of December 30, 2006, the Company had authorization in place to repurchase approximately 177 million additional shares, of which the Company has repurchased 18 million shares for $632 million subsequent to quarter-end through February 2, 2007.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	Dec. 30, 2006	Sept. 30, 2006	Change
Current portion of borrowings	$1,759	$2,682	$(923)
Long-term borrowings	10,629	10,843	(214)

Total borrowings	12,388	13,525	(1,137)
Less: cash and cash equivalents	(2,437)	(2,411)	(26)

Net borrowings (1)	$9,951	$11,114	$(1,163)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

The total borrowings shown above include $3,349 million and $3,242 million attributable to Euro Disney and Hong Kong Disneyland as of December 30, 2006 and September 30, 2006, respectively. Cash and cash equivalents attributable to Euro Disney and Hong Kong Disneyland totaled $431 million and $599 million as of December 30, 2006 and September 30, 2006, respectively. The reduction in borrowings was primarily due to repayment of medium-term notes in accordance with scheduled maturities and the redemption of quarterly interest bonds in November 2006.

Equity-based Compensation Plan Modification Charge

In anticipation of the ABC Radio transaction, the Company needed to determine whether employee equity-based compensation awards would be adjusted for the dilutive impact of the transaction on the employee awards. Certain of the Company’s plans required such adjustments to be made on an equitable basis. All other plans permitted such adjustments to be made. In order to treat all employees consistently with respect to the ABC Radio transaction (and other similar future transactions), the Company amended the plans such that all plans require equitable adjustments for such transactions. In connection with these amendments, the Company was required to record a non-cash charge of $48 million representing the estimated fair value of this modification with respect to vested equity-based employee compensation awards. The estimated fair value of the modification with respect to unvested awards is $26 million and will be expensed over the remaining vesting period of these awards.

Non-GAAP Financial Measures

This earnings release presents earnings per share excluding certain items related to dispositions, net borrowings, free cash flow, and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of earnings per share, borrowings, cash flow or income before income taxes and minority interests as determined in accordance with GAAP. Earnings per share excluding certain items related to dispositions, net borrowings, free cash flow, and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Earnings per share excluding certain items related to dispositions – The Company uses earnings per share excluding certain items related to dispositions to evaluate the performance of the Company’s operations exclusive of the impact of significant dispositions of interests in businesses. During the current quarter, significant impacts included gains on sales of equity investments in E! Entertainment and Us Weekly and a charge related to modification of equity-based compensation plans in connection with the ABC Radio transaction. In the prior-year quarter, significant impacts included gains on sales of a Spanish cable equity investment and Discover Magazine. The Company believes that earnings per share exclusive of these impacts is useful to investors, particularly where the impact of those items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate separately the impact of decisions regarding the sale of interests in businesses from the impact of the operations of the business. The following table reconciles reported earnings per share to earnings per share excluding certain items related to dispositions:

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005	Change
Diluted EPS as reported	$0.79	$0.37	>100%
Exclude:
Gains on sales of equity investments and business	(0.31)	(0.02)
Equity-based compensation plan modification charge	0.01	—

Diluted EPS excluding certain items related to dispositions (1)	$0.50	$0.35	43%

(1)	Diluted EPS excluding certain items related to dispositions does not equal the sum of the column due to rounding.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to income before income taxes and minority interests is as follows (in millions):

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005
Segment operating income	$1,994	$1,379
Corporate and unallocated shared expenses	(106)	(104)
Amortization of intangible assets	(3)	(3)
Equity-based compensation plan modification charge	(48)	—
Gains on sales of equity investments and business	1,052	70
Net interest expense	(157)	(163)

Income before income taxes and minority interests	$2,732	$1,179

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, February 7, 2007, at 4:30 PM EST/1:30 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 21, 2007 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments;

•	technological developments; and

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences.

Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 under Item 1A, “Risk Factors”.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005

Revenues	$9,725	$8,854

Costs and expenses	(8,009)	(7,693)

Gains on sales of equity investments and business	1,052	70

Net interest expense	(157)	(163)

Equity in the income of investees	121	111

Income before income taxes and minority interests	2,732	1,179

Income taxes	(1,026)	(429)

Minority interests	(5)	(16)

Net income	$1,701	$734

Earnings per share:
Diluted(1)	$0.79	$0.37

Basic	$0.83	$0.38

Weighted average number of common and common equivalent shares outstanding:
Diluted	2,148	1,999

Basic	2,059	1,940

(1)

The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million for both quarters ended December 30, 2006 and December 31, 2005.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	Dec. 30, 2006	Sept. 30, 2006
ASSETS
Current assets
Cash and cash equivalents	$2,437	$2,411
Receivables	6,313	4,707
Inventories	670	694
Television costs	515	415
Deferred income taxes	592	592
Other current assets	588	743

Total current assets	11,115	9,562

Film and television costs	5,136	5,235
Investments	876	1,315
Parks, resorts and other property, at cost
Attractions, buildings and equipment	29,263	28,843
Accumulated depreciation	(14,161)	(13,781)

	15,102	15,062
Projects in progress	855	913
Land	1,187	1,192

	17,144	17,167

Intangible assets, net	2,900	2,907
Goodwill	22,545	22,505
Other assets	1,277	1,307

	$60,993	$59,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,916	$5,917
Current portion of borrowings	1,759	2,682
Unearned royalties and other advances	1,912	1,611

Total current liabilities	10,587	10,210

Borrowings	10,629	10,843
Deferred income taxes	2,596	2,651
Other long-term liabilities	3,315	3,131
Minority interests	1,358	1,343
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.5 billion shares at December 30, 2006 and September 30, 2006	22,943	22,377
Retained earnings	21,694	20,630
Accumulated other comprehensive loss	7	(8)

	44,644	42,999

Treasury stock, at cost, 464.8 million shares at December 30, 2006 and 436.0 million shares at September 30, 2006	(12,136)	(11,179)

	32,508	31,820

	$60,993	$59,998

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Quarter Ended
	Dec. 30, 2006	Dec. 31, 2005
OPERATING ACTIVITIES

Net income	$1,701	$734

Depreciation and amortization	370	369
Gains on sales of equity investments and business	(1,052)	(70)
Deferred income taxes	(90)	(73)
Equity in the income of investees	(121)	(111)
Cash distributions received from equity investees	82	118
Minority interests	5	16
Net change in film and television costs	286	6
Equity-based compensation	136	91
Other	57	39
Changes in operating assets and liabilities:
Receivables	(1,561)	(681)
Inventories	24	22
Other assets	78	(16)
Accounts payable and other accrued liabilities	(334)	(301)
Income taxes	935	436

Cash provided by operations	516	579

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(245)	(203)
Proceeds from sales of equity investments and business	1,530	81
Other	(49)	13

Cash provided (used) by investing activities	1,236	(109)

FINANCING ACTIVITIES
Commercial paper borrowings, net	(173)	967
Borrowings	103	85
Reduction of borrowings	(1,135)	(300)
Repurchases of common stock	(957)	(1,180)
Equity partner contribution	—	15
Exercise of stock options and other	436	39

Cash used by financing activities	(1,726)	(374)

Increase in cash and cash equivalents	26	96
Cash and cash equivalents, beginning of period	2,411	1,723

Cash and cash equivalents, end of period	$2,437	$1,819